SUB-ITEM 102J
Changes in registrants certifying accountant

Nuveen Equity Long/Short Fund
Nuveen Growth Fund
each a series in Nuveen Investment Trust II (the  Trust )
811-08333
During the current fiscal period, the Board of Trustees of the above-referenced Funds, upon recommendation of the Audit Committee, engaged Ernst & Young LLP ( Ernst & Young ) as the independent registered public accounting firm to the Funds. PricewaterhouseCoopers LLP ( PricewaterhouseCoopers ) was dismissed effective December 23, 2013. Effective August 11, 2014, upon the resignation of Ernst & Young, the Board of Trustees of the above-referenced Funds, upon recommendation of the Audit Committee, engaged KPMG LLP ( KPMG ) as the independent registered public accounting firm to the Funds.

PricewaterhouseCoopers report on the Funds for the two most recent fiscal periods ended August 31, 2013 and July 31, 2013, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal periods ended August 31, 2013 and July 31, 2013 for the Funds and for the period
September 1, 2013 through December 23, 2013, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on each Funds financial statements. For the period December 24, 2013 through August 11, 2014, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on each Funds financial statements.

The Registrant has requested that Ernst & Young furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.